Exhibit 10.4

FOURTH AMENDMENT TO SUPPLY AGREEMENT

This Fourth Amendment to the Supply Agreement (the “Fourth Amendment”) is entered into the 11th day of December, 2009, by and between Rite Aid Corporation (“Rite Aid”) and McKesson Corporation (“McKesson”).

INTRODUCTION

Pursuant to the terms of the Supply Agreement dated December 22, 2003 (the “Rite Aid Agreement”) as amended by the First Amendment to the Supply Agreement dated December 8, 2007 (the “First Amendment”), the Second Amendment to the Supply Agreement dated November 7, 2008 (the “Second Amendment”) and the Third Amendment to the Supply Agreement dated February 1, 2009 (the “Third Amendment”) (collectively referred to herein as the “Agreement”), McKesson and Rite Aid entered into an agreement to establish a program for McKesson’s supply of pharmaceutical and OTC products to Rite Aid.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, McKesson and Rite Aid agree as follows:

1.     Sections 1.1 and 1.2 of the Agreement are hereby deleted in their entirety and replaced with the following:

1.1.     Initial Term. The initial term of this Agreement (the “Initial Term”) shall commence on December 1, 2003 (the “Effective Date”) and end on October 31, 2009, notwithstanding anything to the contrary in Section 2 of the First Amendment.

1.2.     Renewal Term. At the conclusion of the Initial Term this Agreement shall renew for an additional three year and five month term (the “Renewal Term”) commencing on November 1, 2009 and ending on April 1, 2013, unless earlier terminated in accordance with Section 13.

2.     Effective as of November 1, 2009, Section 2.1(c) of the Agreement is hereby amended with the addition of a new subsection x:

x.             In the event of the initial introduction of a generic version of a previously patent protected Branded Rx Product, Rite Aid may request in writing from McKesson an exemption from the “only for the purpose of dispensing by Rite Aid” provision found in Section 2.1(a) for that Branded Rx Product so that Rite Aid may seek to eliminate its inventory position of said Product.  McKesson shall not unreasonably withhold permission for any such exemption request, but shall be entitled to withhold permission if proper written documentation for such a denial is provided to Rite Aid within twenty (20) days from the date of Rite Aid’s original request.  Such denials may occur, but are not limited to the following situations: quantities in excess of thirty (30) days of normal Rite Aid purchase activity or the product in question not yet being generic.  In the event that Rite Aid has Branded Rx Product in quantities in excess of thirty (30) days of normal Rite Aid purchase activity, McKesson and Rite Aid agree to work cooperatively in an effort to eliminate Rite Aid’s inventory of said Product.

3.     Effective as of December 1, 2009, Section 3.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

DSD Returns Adjustment: As an incentive for Rite Aid to continue to maintain its chain-wide average DSD return volume at or below [**Redacted**] of total DSD purchases (“DSD Acceptable Returns

Volume Percentage”), Rite Aid’s DSD Cost of Goods shall only be subject to an adjustment, as determined pursuant to the matrix below, based on Rite Aid’s performance for each quarter effective for the following quarter in the event that Rite Aid does not achieve the DSD Acceptable Returns Volume Percentage. Any applicable adjustment will take place [***Redacted***] after [**Redacted**], and continue for [***Redacted***].

% of Chain-Wide Average Saleable Returns	Adjustments to Cost of Goods
& Allowances to DSD Purchases	Markup on All DSD Purchases
[**Redacted**]	[**Redacted**]
[**Redacted**]	[**Redacted**]

4.     Effective as of December 1, 2009, Section 3.7 of the Agreement is hereby deleted in its entirety.

5.     Effective as of November 1, 2009, Section 3.8 of the Agreement is hereby deleted in its entirety.

6.     Effective as of December 1, 2009, Section 3.9(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)      Buy Profit Rebate.  McKesson will issue to Rite Aid a rebate, in the form of a credit, in an amount equal to [**Redacted**] of the Cost of Goods for Warehouse purchases of Branded Rx Products and OTC Products (net of Warehouse returns as provided in Section 8.1 and excluding Warehouse Repackaged Merchandise) (the “Buy Profit Rebate”). The Buy Profit Rebate shall be paid [**Redacted**] for purchases made [**Redacted**].  An illustration of the Buy Profit Rebate calculation is set forth below:

Total [**Redacted**] Warehouse Purchases of Branded Rx Products and OTC Products	(-) Warehouse Returns (Includes returns to vendors)	(-) Warehouse Repackaged purchases	(X) Buy Profit Rebate of [**Redacted**]	(=) Buy Profit Rebate
[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]

7.     Effective as of December 1, 2009, Section 3.9(b) of the Agreement is hereby deleted in its entirety.  McKesson and Rite Aid agree that Rite Aid will receive the Rite Aid Market Basket Rebate earned but unpaid through November 30, 2009 no later than January 31, 2010.

8.     Section 4.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

4.7      Matters Regarding Affiliates

(a)      Rite Aid may from time to time assign its right to place Orders under this Agreement to one or more of its Control Affiliates (each an “Assignment Affiliate”). In such event, the Assignment Affiliate receiving such assignment shall be legally obligated to pay McKesson for any Orders placed by such Assignment Affiliate under this Agreement from time to time (whether such Orders are placed on its own behalf or on behalf of one or more Control Affiliates or whether the Products are delivered to one or more Control Affiliates). Notwithstanding the foregoing, no assignment under this Section 4.7(a) shall be valid, and no Control Affiliate may become an

Assignment Affiliate hereunder, until Rite Aid has presented evidence in form and substance reasonably satisfactory to McKesson that such Assignment Affiliate has received notice of the terms and conditions of this Agreement and has accepted and agreed to be legally bound by such terms (such as by executing an appropriate Joinder Agreement referred to in section 4.7(c) hereof, a copy of which is attached hereto). Without limiting the generality of the foregoing, any Assignment Affiliate placing Orders hereunder shall be deemed to have consented and agreed to the terms and conditions of this Agreement pursuant to section 1584 of the California Civil Code and shall be legally obligated to comply with all of the terms and conditions of this Agreement.

(b)      McKesson hereby reserves all of its rights and remedies under applicable law against Rite Aid and its Affiliates; provided, however, in the event of any conflict between the California Commercial Code or such applicable laws and the express terms or provisions of this Agreement, this Agreement shall control. For the removal of doubt, McKesson shall have, and each Control Affiliate (to the extent of Products received pursuant to an Order placed hereunder by Rite Aid or an Assignment Affiliate, as the case may be) and every Assignment Affiliate (to the extent of the Orders placed under this Agreement by such Assignment Affiliate whether or not such Orders are placed on its own behalf or on behalf of one or more Control Affiliates) hereby acknowledges that McKesson has, and grants to McKesson, the rights and remedies provided to a seller under the California Commercial Code, including but not limited to Section 2-702 thereof, and under the Bankruptcy Code, including but not limited to Sections 503(b)(9) and 546(c) thereof, however, in the event of any conflict between the California Commercial Code or such applicable laws and the express terms or provisions of this Agreement, this Agreement shall control.

(c)      Prior to Rite Aid or any Assignment Affiliate placing an Order for Products on behalf of another Control Affiliate, the Assignment Affiliate and such Control Affiliate shall have executed a Joinder Agreement (in form and substance reasonably satisfactory to McKesson and Rite Aid, including in the form attached hereto) by which it would become a party to this Agreement for purposes of this Section 4.7 only and acknowledging: (i) that the receipt by such Control Affiliate of any Products from McKesson constitutes an acceptance of the terms and conditions of Section 4. 7(b) of this Agreement; (ii) that it is the buyer of such Products as that term is defined in section 2-103 of the California Commercial Code and (iii) that it is buying such Products from McKesson in the ordinary course of its business.  Said Joinder Agreement shall also provide that each Control Affiliate promises to pay McKesson for all Orders pursuant to the applicable payment terms set forth of the Supply Agreement.

(d)      For purposes of this Section 4.7, the term “Control Affiliate” shall mean any direct or indirect subsidiary of Rite Aid.  Rite Aid shall be deemed to control a subsidiary if Rite Aid possesses, directly or indirectly, the power to direct, or cause the direction of the management and policies of such subsidiary, whether through ownership or voting securities, membership interests, by contract or otherwise.

9.     Effective as of November 1, 2009, only the “Warehouse Order and Delivery Schedule” contained in Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Warehouse Order and Delivery Schedule

Rite Aid Warehouse	McK DC	Order Day	Delivery Day	Delivery Time
Perryman, MD	RDC	Monday	Wednesday	7:00 a.m.
Perryman, MD	RDC	Tuesday	Thursday	7:00 a.m.
Perryman, MD	RDC	Wednesday	Friday	7:00 a.m.

Perryman, MD	RDC	Thursday	Monday	7:00 a.m.
Perryman, MD	RDC	Friday	Tuesday	7:00 a.m.

Woodland, CA	RDC	Tuesday	Friday	5:00 a.m.
Woodland, CA	RDC	Thursday	Monday	5:00 a.m.
Woodland, CA	RDC	Friday	Wednesday	5:00 a.m.

Tuscaloosa, AL	RDC	Tuesday	Wednesday	6:30 a.m.
Tuscaloosa, AL	RDC	Thursday	Friday	6:30 a.m.
Tuscaloosa, AL	RDC	Friday	Monday	6:30 a.m.

Liverpool, NY	RDC	Monday	Wednesday	5:00 a.m.
Liverpool, NY	RDC	Tuesday	Thursday	5:00 a.m.
Liverpool, NY	RDC	Wednesday	Friday	5:00 a.m.
Liverpool, NY	RDC	Thursday	Monday	5:00 a.m.
Liverpool, NY	RDC	Friday	Tuesday	5:00 a.m.

Dayville, CT	RDC	Tuesday	Friday	6:30 a.m.
Dayville, CT	RDC	Wednesday	Monday	6:30 a.m.
Dayville, CT	RDC	Thursday	Tuesday	6:30 a.m.
Dayville, CT	RDC	Friday	Wednesday	6:30 a.m.

10.   Section 7.9 of the Agreement is hereby deleted in its entirety and replaced with the following:

7.9   Payment for Purchases.  Rite Aid Corporation (including any entity or entities that succeed to or acquire substantially all of its assets) shall be responsible for payment for all purchases hereunder by Rite Aid and shall unconditionally guarantee the prompt payment of all purchases by its Control Affiliates, including its Assignment Affiliates, which guaranty shall in the form attached hereto as Exhibit E.

11.   In Section 8.2(3) of the Agreement the Credit Issued matrix for Saleable Products is hereby amended with the following change:

Saleable*	[**Redacted**]	[**Redacted**]
	[**Redacted**]	[**Redacted**]

12.   Section 8.4 of the Agreement is hereby deleted in its entirety.

13.   Effective as of November 1, 2009, Section 11.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

11.1  In consideration of the various purchase commitments set forth in this Agreement, McKesson will provide throughout the Renewal Term of the Agreement a [**Redacted**] rebate to Rite Aid on total purchases of Merchandise (net of returns) by Rite Aid (such rebate shall be referred to herein as a “[**Redacted**] Purchase Volume Rebate”).  Each [**Redacted**] Purchase Volume Rebate shall be paid to Rite Aid [**Redacted**].

In order to continue to obtain the [**Redacted**] Purchase Volume Rebate set forth above, Rite Aid must meet its obligations set forth in this Agreement [**Redacted**] throughout the Renewal Term.  In the event of termination of this Agreement by either party for any reason whatsoever during the Renewal Term hereof, McKesson’s obligation to pay the then current unearned and pro-rated [**Redacted**] Purchase Volume Rebate or any future [**Redacted**] Purchase Volume Rebates (including any previously suspended [**Redacted**] Purchase Volume Rebate(s)) shall immediately cease.  In the event of either  (i) an unsatisfactory payment performance by Rite Aid for which Rite Aid has received an Unsatisfactory Payment Notice as specified in Section 7.12; or  (ii) any default by Rite Aid under Section 13.A of this Agreement, the then current [**Redacted**] Purchase Volume Rebate and all subsequent [**Redacted**] Purchase Volume Rebates shall be suspended until [**Redacted**] such unsatisfactory payment performance or default is cured.  Notwithstanding anything in the foregoing to the contrary, if any [**Redacted**] Purchase Volume Rebate(s) payment is suspended pursuant to this Section 11.1 during the Renewal Term of this Agreement for [**Redacted**], McKesson shall have no further obligation to pay the suspended [**Redacted**] Purchase Volume Rebate(s) to Rite Aid.  For illustration purposes only, the following examples reflect McKesson’s payment obligations under this Section 11.1 in the event of an unsatisfactory payment performance or default during the Renewal Term of this Agreement and assume that no termination has occurred during any of the time periods specified therein.

Example 1:

Assume an unsatisfactory payment performance occurs on [**Redacted**] and Rite Aid thereafter cures the nonpayment on [**Redacted**].

In this example, McKesson would suspend the Purchase Volume Rebate for [**Redacted**] and [**Redacted**].  The [**Redacted**] Purchase Volume Rebate would then resume beginning [**Redacted**].  The suspended [**Redacted**] Purchase Volume Rebate for [**Redacted**] and [**Redacted**] will be paid on [**Redacted**].  The [**Redacted**] Purchase Volume Rebate for [**Redacted**] would be paid on [**Redacted**].

Example 2:

Assume an unsatisfactory payment performance occurs on [**Redacted**] and Rite Aid thereafter cures the nonpayment on [**Redacted**].

In this example, McKesson would suspend the [**Redacted**] Purchase Volume Rebate for [**Redacted**] through [**Redacted**].  The [**Redacted**] Purchase Volume Rebate would then resume beginning [**Redacted**].  McKesson will have no obligation to pay Rite Aid the suspended [**Redacted**] Purchase Volume Rebate for [**Redacted**] through [**Redacted**].  The [**Redacted**] Purchase Volume Rebate for [**Redacted**] would be paid on [**Redacted**].

The [**Redacted**] Purchase Volume Rebate obtained by Rite Aid hereunder is a “discount or other reduction in price” to Rite Aid under Section 1128B(b)(3)(A) of the Social Security Act.  Accordingly,

to the extent requested to do so or required by law, Rite Aid shall accurately disclose the [**Redacted**] Purchase Volume Rebate (including an amount reflecting the time value of money, if required) and any other discount or reduction in price it receives, under any state or federal program which provides cost or charge based reimbursement for the Products covered by this Agreement.

14.   Effective as of November 1, 2009, Section 12.4(a).i of the Agreement is hereby deleted in its entirety.

15.   Effective as of November 1, 2009, Section 12.4(a)v of the Agreement is hereby deleted in its entirety.

16.   Sections 13.A and B of the Agreement are hereby deleted in their entirety and replaced with the following:

13.     TERMINATION

A.      Each of the following shall constitute a default hereunder:

1.     If Rite Aid has received three (3) Unsatisfactory Payment Notices (as defined above in Section 7.12) relating to separate and distinct payment obligations to McKesson within any consecutive thirty (30) day period during the Term of this Agreement, regardless of whether or not such unsatisfactory payment performances have been cured.

2.     Either party materially breaches this Agreement (except as set forth in clause 13.A.1) and such breach continues for thirty (30) days after written notice of such breach is given by the non-breaching party.

3.     If (a) a party shall file any petition under any bankruptcy, reorganization, insolvency or moratorium laws, or any other law or laws for the relief of or in relation to the relief of debtors; (b) there shall be filed against a party any involuntary petition under any bankruptcy statute or a receiver or trustee shall be appointed to take possession of all or substantial part of the assets of the party which has not been dismissed or terminated within sixty (60) days of the date of such filing or appointment; (c) a party shall make a general assignment for the benefit of creditors or shall become unable or admit in writing its inability to meet its obligations as they mature; (d) a party shall institute any proceedings for liquidation or the winding up of its business other than for purposes of reorganization, consolidation or merger; or (e) a party shall become insolvent within the meaning of 11 U.S.C. § 101(32).

B.       Upon the occurrence of a default (i) under Section 13.A.1, this Agreement shall terminate immediately upon receipt by Rite Aid of written notice of termination from McKesson, (ii) under Section 13.A.2, the non-defaulting party may terminate this Agreement on five (5) days’ written notice, and (iii) under Section 13.A.3., this Agreement shall terminate immediately without further action by the non-defaulting party.  The right of termination provided to Rite Aid in Exhibit D shall not be subject to the notice and cure provisions of this Section 13, however, such termination may be on no less than five (5) days’ prior written notice to McKesson.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall any payment be due for any unearned weekly, monthly, quarterly or other rebate for which the applicable earning period has not been completed on the date of termination.  For any weekly, monthly, quarterly, or other rebate that has been earned in which the applicable earning period has not been completed on the date of termination, the earned, pro-rated portion of the rebate(s) will be paid by McKesson when due; provided however, notwithstanding anything contained in the foregoing, McKesson shall have no obligation to pay any such prorated rebate(s) that is or has been suspended pursuant to Section 11.1 of this Agreement as of the date of termination of this Agreement.

17.   Section 14 of the Agreement is hereby deleted in its entirety and replaced with the following:

14.     PROPRIETARY AND CONFIDENTIAL INFORMATION

A.      This Agreement and the terms and conditions hereof, together with the following information of Rite Aid and McKesson shall constitute “Confidential Information” under this Agreement and shall be confidential and proprietary to the party creating or generating such information: (i) all information disclosed by Rite Aid or McKesson (as applicable, the “Holder”), including, but not limited to, any and all accounts, records, books, files, and lists regarding any transaction provided for or contemplated hereunder, (ii) all non-public financial information provided by the Holder pursuant to Section 7.11 above; and (iii) any operating manuals, symbols, trademarks, trade names, service marks, trade secrets, Rite Aid lists, procedures, formulas, and any other patented, copyrighted, or legally protected materials which are confidential and/or proprietary to the Holder.

B.       The parties expressly agree to (i) maintain the confidentiality of the Confidential Information and to disclose the Confidential Information only to those employees, agents, directors, officers, counsel, consultants, affiliates or advisors of each of the parties (each, a “Representative”) who have a reasonable need to know such information and who are bound by obligations of confidentiality comparable to those provided in this Section 14 and (ii) subject to the preceding clause, not disclose the terms of this Agreement during the term hereof and for an additional period of twenty-four months following the effective date of expiration or other termination of this Agreement.  In the event that any such Confidential Information is used by the party other than the Holder (the “Recipient”) or the Recipient’s Representatives during the course of this Agreement it shall retain its confidential and proprietary nature.

C.       Notwithstanding anything herein to the contrary, nothing in this subsection shall require either party or its Representatives to maintain in confidence any Confidential Information (i) the disclosure of which is consented to in writing by the Holder in the Holder’s sole and absolute discretion, (ii) which is in the public domain, (iii) which enters the public domain through no fault of such party, (iv) which was in possession of the party prior to being furnished to it by the other without a corresponding duty of confidentiality (v) which was supplied to the party by a third party or parties lawfully in possession thereof, or (vi) subject to Section 14.D., below, which the Recipient is required to divulge pursuant to process of any judicial or governmental body of competent jurisdiction.. Nothing herein shall prohibit either party from making statements (such as, by way of example, statements in financial reports, guidance and other disclosures, both public and selective) regarding the general terms of this Agreement.  In the event that either party is required to file this Agreement as an exhibit to one of its periodic reports under the Securities Exchange Act of 1934, as amended, it shall work with the Recipient to redact any information the Holder deems to be Confidential Information.

D.       If the Recipient or any of its Representatives becomes legally obligated (by oral questions, interrogations, requests for information or documents, subpoena, investigative demand or similar process) to disclose any of the Confidential Information, the Recipient shall use its reasonable best efforts to provide the Holder with prompt written notice so that the Holder may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 14. If such protective order or other remedy is not obtained, or if the Holder waives compliance with the provisions of this Section 14, the Recipient or its Representatives will furnish only that portion of the Confidential Information which it is legally required to disclose and will exercise its reasonable best efforts to obtain reliable assurance, to the extent that such assurance can be obtained, that confidential treatment will be accorded the Confidential Information.

18.   Section 18.19(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Upon a reasonable request by Rite Aid during the Term of this Agreement, McKesson agrees to promptly execute an assignment (to Rite Aid or its designee) of [**Redacted**].

19.   Section 18.19(d) of the Agreement is hereby amended to include the following sentence:

The GSK exception to McKesson’s obligation to assign antitrust claims to Rite Aid set forth herein shall be in effect only as long as McKesson’s contractual non-assignment obligation to GSK exists.

20.   A new Section 18.20 shall be added to the Agreement as follows:

If the “U.S. Regular Gasoline Retail Prices (Cents per Gallon)”, as reported by the Department of Energy in “This Week in Petroleum” (the “Index Price”), is greater than or equal to [**Redacted**], McKesson has the right to charge a fuel surcharge of [**Redacted**] per delivery to each Rite Aid Store.  This fuel surcharge will be assessed for each delivery stop made by a vehicle, even if such stops are within the same pharmacy or occurs in the same pharmacy but at multiple times on the same day or otherwise.  Should the “U.S. Regular Gasoline Retail Price (Cents per Gallon)” fall below any aforementioned threshold for a period of at least two weeks and the fuel surcharges charged to McKesson are reduced, the assessed fuel surcharges will be eliminated.  In the event that McKesson imposes a fuel surcharge or removes the same pursuant to this Section, such action will be effective upon [**Redacted**] written notice to Rite Aid.

21.   Rite Aid agrees to work towards the implementation of an electronic Controlled Substance Ordering System (CSOS) solution within [**Redacted**] of the date of execution of this Fourth Amendment by both parties.  Orders placed via CSOS will receive next business day delivery if the order is placed prior to the order cut-off time.  Orders placed by 222 form may be subject to greater than next business day fulfillment due to 222 form delivery time to the servicing McKesson distribution center.

22.   Exhibit C of Agreement is hereby deleted in its entirety and replaced with a new Statement of Work detailing the Third Party Return (RTV) process as attached.

23.   This Fourth Amendment shall only become enforceable on the date when both Rite Aid and McKesson have executed said Fourth Amendment.

24.   Except as amended above, the Agreement remains unchanged and in full force and effect.  Capitalized terms used in this Fourth Amendment and not otherwise defined herein shall have the meaning given to them in the Agreement.

25.   This Fourth Amendment may be executed in counterparts, each of which shall constitute an original.

26.   This Fourth Amendment, together with the Rite Aid Agreement, the First Amendment, the Second Amendment and the Third Amendment, embodies the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements understanding and representations with the exception of any promissory note, security agreement or other credit or financial related document(s) executed by or between Rite Aid and McKesson.

IN WITNESS WHEREOF the parties have caused this Fourth Amendment to be duly executed as of the date and year written below and the persons signing warrant that they are duly authorized to sign for and on behalf of the respective parties.  This Fourth Amendment shall be deemed accepted by McKesson only upon execution by a duly authorized representative of McKesson.

RITE AID CORPORATION		McKESSON CORPORATION

By:	/s/ Robert I. Thompson	By:	/s/ Paul C. Julian

Name:	Robert I. Thompson	Name:	Paul C. Julian

Title:	EVP, Pharmacy	Title:	Executive Vice President, Group President

Date:	12/08/2009	Date:	12/11/09

Exhibit C

Rite Aid Return to Vendor Pass Through

Statement of Work

1.     McKesson agrees to act as an agent of Rite Aid facilitating the amount of credits obtained from manufacturers for goods returned by Rite Aid through Rite Aid Pharmacy Returns Processor, or the selected returns processor for Rite Aid.

2.     Rite Aid will provide McKesson access to information provided by Rite Aid’s Pharmacy Returns Processor that includes manufacturer and store summary and detail; summary and detailed debit memos; product disposition/shipment tracking information; and other information required to collect from the manufacturers.  Any changes in processors or processing operations should involve McKesson since the back office reconciliation workload is directly correlated to the accuracy and timeliness of the debit memos created and shipped.

3.     McKesson will receive debit memos from Rite Aid’s Pharmacy Returns Processor via electronic transmission.  Any changes to the existing format must be approved by Rite Aid in writing and all programming fees and costs associated with these changes are the sole responsibility of McKesson.

4.     McKesson will process those debit memos on behalf of Rite Aid and contact the appropriate vendors for follow-up credit – except for those Exception Vendors that are identified as “No Credit Vendors”, “Unvoucherable” (Inactive Vendors with McKesson), or “Debit Balance Vendors”.  Debit Balance Vendors are defined as those vendors that have been in a debit balance for [**Redacted**] and present a financial risk to reimburse McKesson and/or customers for product returns. No deductions by Rite Aid for “No Credit Vendors”, “Unvoucherable” or “Debit Balance Vendors” shall be permitted and McKesson will not pursue credit for those Exception Vendors unless a debit balance vendor is an active McKesson vendor and the debit balance has existed for [**Redacted**].  McKesson will pass credit to Rite Aid’s account for any checks issued to McKesson by the vendor in which remittance information reference a valid Rite Aid return debit memo. Should a vendor enter into any of the statuses discussed in this Section 4 after any deduction to McKesson, Rite Aid shall be required to repay such deduction within [**Redacted**] of their notification of the change in status for the vendor.  McKesson will provide Rite Aid with a list of the Exception Vendors (including, but not limited to those vendors noted as “No Credit Vendors”, “Unvoucherable”, or “Debit Balance Vendors”) that are active McKesson vendors and whose debit balance has existed for [**Redacted**].

5.     The basis for vendor collections will be mutually agreed upon by McKesson and Rite Aid with the understanding that both companies strive for maximum recovery on returns.  The basis of this valuation includes, but is not limited to, returnable value based on Rite Aid Pharmacy Returns Processor’s valuation and the manufacturer’s nationally published returns policy, if any that do not allow returns from third parties, proper disposition of product and other issues that impact the accuracy of the valuation of the return debit memos generated for Rite Aid to reflect expected return value.

6.     McKesson agrees to pass through all credits collected from the vendor upon receipt of a final credit notification within [**Redacted**] of posting the vendor credit memo.  McKesson will hold all partial credits relating to a debit memo until a final credit notification (short pay form) based on compliance to vendor return policies, is received.  Any subsequent credit received from the vendor relating to such debit memo will, within [**Redacted**], be passed to Rite Aid.

7.     Rite Aid may deduct from McKesson on those open deductions [**Redacted**] subsequent to the date that the return invoice valued at returnable value generated by Rite Aid Pharmacy Returns Processor and reported by Rite Aid except for those vendors described in Section 4 which can not be deducted.

Rite Aid is required to repay any items posted to the Rite Aid account that were previously deducted within [**Redacted**] of receipt of the appropriate documentation or any direct payment from a supplier to Rite Aid for items previously deducted from McKesson within [**Redacted**].  All paperwork and underwriting is required by Rite Aid prior to processing paybacks.  McKesson will provide access to all documentation from the supplier on a web portal within [**Redacted**] of the posted transaction.  Proper underwriting includes but is not limited to final credit notification from the manufacturer, including a credit memo.

8.     All credits passed to Rite Aid will reference the debit memo assigned by Rite Aid Pharmacy Returns Processor, unless such a reference is not made, at which time McKesson will pass the credit through to Rite Aid referencing the credit memo number.

9.     McKesson will provide to Rite Aid monthly reports of vendor debit memos that are beyond [**Redacted**] in which the vendors have not provided final credit and short pay forms.  After [**Redacted**] of the debit memo deduction from the vendor, if no valid response (“VNR”) is received from a vendor, McKesson will credit Rite Aid the returnable value of the debit memo.  After [**Redacted**] from the debit memo date for debit memos closed as VNR, McKesson will pass the difference between the total value of the debit memo and the returnable value previously credited to Rite Aid’s account provided such vendors meet the requirements found in Section 4 of this Exhibit C.    If, after that time, the vendor provides sufficient evidence to review this “closed” debit memo, McKesson will facilitate discussions regarding the matter between Rite Aid and the vendor partner.  Rite Aid and McKesson agree to address such matters in a reasonable manner if facts pertaining to the debit memo warrant such.  If any amount will be repaid to the vendor for such transaction, Rite Aid will pay McKesson within [**Redacted**] then McKesson will repay the vendor within [**Redacted**] of the receipt of Rite Aid’s payment.

10.   McKesson will expect vendors to credit Rite Aid under “Retail” returned goods policies where such a differential exists.

11.   Credits for Rite Aid, passed through McKesson, not relating to returned goods (i.e. promotional credits) will incur a maximum of a [**Redacted**] fee to the vendor.  Rite Aid will inform vendors of this policy.

12.   Vendor-published returned goods policies and shipping data will be used to determine the credit amount due for each debit memo.  Signed and/or otherwise documented agreements between Rite Aid and vendor partners provided to McKesson will supersede vendor standard returned goods policies.

13.   McKesson hereby assumes no liability or responsibility of the actual collection or timely payment of any sums contemplated by Rite Aid from a vendor based on this returned goods collection process.   Rite Aid will not make any unauthorized deductions from McKesson for such returns.

14.   McKesson will provide periodic reporting on amounts recovered by vendor as agreed to with Rite Aid.

15.   Rite Aid and McKesson agree that Rite Aid will have the right to perform post-audits on any debit memos it deems appropriate.

16.   Rite Aid will pass all credit memos it receives directly from vendors for invoices deducted from McKesson provided that such credit memos for such vendors meet the requirements found in Section 4 of this Exhibit C.  McKesson will post all credit memos it receives from Rite Aid to Rite Aid’s account within [**Redacted**] upon notification by McKesson A/R that Rite Aid’s deductions for those vendors have been repaid to McKesson.